EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Encore Medical Corporation:
We consent to the use of our reports dated March 14, 2005, with respect to the consolidated balance sheets of Encore Medical Corporation as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference.
Our report dated March 14, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, contains an explanatory paragraph that states Encore Medical Corporation acquired Empi, Inc. and subsidiaries (Empi) on October 4, 2004, and management excluded from its assessment of the effectiveness of Encore Medical Corporation’s internal control over financial reporting as of December 31, 2004, Empi’s internal control over financial reporting associated with total assets of $107.2 million, and total revenues of $41.4 million included in the consolidated financial statements of Encore Medical Corporation and subsidiaries as of and for the year ended December 31, 2004. Our audit of internal control over financial reporting of Encore Medical Corporation also excluded an evaluation of the internal control over financial reporting of Empi.
/s/ KPMG LLP
Austin, Texas
October 18, 2005